Exhibit 10.2

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (the “Agreement”) effective as of December 4, 2024 (the “Effective Date”) by and among Beneficient, a Nevada corporation (“Beneficient”), Beneficient Capital Company Holdings, L.P., a Delaware limited partnership (“BCCH”), Mercantile Global Holdings, Inc., a Delaware corporation (“Service Provider”) and Mercantile Bank International, Corp., a Puerto Rico corporation (the “Bank”). Each of Beneficient, BCCH, Service Provider, and the Bank may be referred to as a “Party” and collectively as the “Parties”. Terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Stock Purchase Agreement (defined below).

RECITALS

WHEREAS, concurrently with entering into this Agreement on the Effective Date, Beneficient, BCCH, Service Provider, and the Bank entered into that certain Stock Purchase Agreement effective as of the Effective Date pursuant to which Service Provider agreed to sell all of its shares of capital stock in the Bank to BCCH pursuant to the terms and conditions as set forth therein (the “Stock Purchase Agreement”);

WHEREAS, the closing of the transactions contemplated under the Stock Purchase Agreement will occur on or about the date (“Closing Date”) that the Office of the Commissioner of Financial Institutions (“OCFI”) approves the change of control of Mercantile Bank International Corp. pursuant to applicable law and each of the closing conditions under the Stock Purchase Agreement are satisfied or otherwise waived; and

WHEREAS, in anticipation of the transactions contemplated by the Stock Purchase Agreement, the Parties desire that BCCH engage the Service Provider to provide and deliver certain professional, technological, administrative and other corporate services as set forth on Schedule A attached hereto (the “Services”) in exchange for the payment of certain fees and expenses as set forth on Schedule B attached hereto, in each case on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, and intending to be legally bound, the Parties agree as follows:

AGREEMENT

1.	Services.

1.1. Services. During the Term (defined below), Service Provider shall timely provide and, as applicable, cause its affiliates, representatives and Authorized Agents (as defined below) to provide, to BCCH, the Services, including any Additional Services (defined below), for the benefit of BCCH and Beneficient in accordance with the terms and conditions of this Agreement. Upon the request of BCCH from time to time during the term, Service Provider shall provide such additional services as BCCH may reasonably request (the “Additional Services”). Any such Additional Services shall be provided on terms and conditions mutually agreed upon by the Parties and set forth in a written amendment to this Agreement pursuant to Section 8.9, which shall describe in reasonable detail the nature, scope, service period(s), and any fees or expenses for such Additional Services. Unless otherwise agreed in writing, all Additional Services shall be subject in full to the terms and conditions of this Agreement. Service Provider shall use commercially reasonable efforts to accommodate any reasonable request by BCCH for Additional Services to the extent such Additional Services are reasonably related to the Services being provided hereunder or are otherwise in furtherance of consummating the transactions contemplated under the Stock Purchase Agreement.

1.2. Standard of Care. In performing the Services and any Additional Services, Service Provider shall exercise that degree of skill, diligence, care, and prudence that would reasonably and ordinarily be expected from a skilled and experienced provider of services of the same or similar nature, under the same or similar circumstances. Service Provider shall and as applicable, shall cause its affiliates, representatives, and Authorized Agents to perform the Services in accordance with all applicable laws, regulations, and industry standards and observe and comply in all material respects with the confidentiality, security, privacy or other policies of BCCH and its affiliates relating to the performance of the Services which have been provided to Service Provider reasonably in advance.

1.3. Nature of Services. The Parties acknowledge the transitional nature of the Services. Accordingly, as promptly as practicable following the execution of this Agreement, upon BCCH’s request, Service Provider shall use commercially reasonable efforts to make a transition of the Services to BCCH or, as applicable, its affiliates.

1.4. Oversight. To the extent permitted by this Agreement and applicable law, BCCH shall maintain oversight of the Services provided by Service Provider, including the right to monitor, review, and audit the performance and quality of the Services on a periodic basis. Service Provider shall cooperate fully with BCCH’s oversight activities and promptly provide any information or access reasonably requested by BCCH in connection with such oversight. Neither Service Provider, nor as applicable, any of its affiliates or Authorized Agents, shall take any action or conduct any activities related to the Bank other than those provided for under this Agreement or as expressly approved in writing by BCCH and Beneficient, or as required by applicable law. Notwithstanding anything else provided herein, this Agreement does not and shall not be interpreted to delegate (i) management authority of the Bank prior to the Closing Date to BCCH, Beneficient or Service Provider or (ii) the authority required to be vested in the board of directors of the Bank under applicable law. Nothing contained in this Agreement shall give any Party, directly or indirectly, the right to control or direct the business or operations of any other Party prior to the Closing. Prior to the Closing, each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control over its business and operations.

1.5. Access and Cooperation. Service Provider shall, and shall cause its applicable affiliates and Authorized Agents to, make available on a timely basis to BCCH and its affiliates such information, cooperation and assistance reasonably requested by BCCH or its affiliates to enable BCCH to adequately oversee and direct Service Provider’s provision of the Services. Service Provider shall, and shall cause its applicable affiliates and Authorized Agents to, provide to BCCH and its affiliates reasonable access to the premises of Service Provider and Bank and each of their respective systems, software and networks.

2.	Fees; Expenses; and Revenue and Cash Flow.

2.1. Fees. The Services shall be provided by Service Provider to BCCH at the cost(s) set forth in Schedule B attached hereto (collectively, the “Service Fees”). The Service Fees shall be paid by BCCH or its affiliates in the manner and timing as provided in Schedule B. For the avoidance of doubt, neither BCCH nor its affiliates will be obligated to pay Service Provider any amounts for the Services, or reimburse Service Provider for any expenses, other than those Service Fees expressly provided for in Schedule B or as otherwise set forth in Section 2.2.

2.2. Expenses. BCCH shall be solely responsible for the payment of third-party expenses incurred in connection with the provision of Services during the Term that are either (i) expressly set forth on Schedule B, attached hereto or (ii) approved in advance by BCCH in writing (such expenses set forth in subclauses (i) and (ii) above, the “Approved Expenses”). For the avoidance of doubt, neither BCCH nor any of its affiliates shall have any obligation whatsoever to pay, reimburse, or otherwise compensate any party for any expenses other than Approved Expenses.

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2.3. Revenue and Cash Flow. Except as expressly set forth in Section 2.2 of Schedule B attached hereto or by applicable law, 100% of the revenue generated and cash flow received by or otherwise payable to the Bank on or after the Effective Date shall only be distributed, dispersed or otherwise used in accordance with the express written direction of BCCH.

3.	Term and Termination.

3.1. Term. The term of this Agreement will begin on the Effective Date and continue until terminated in accordance with this Section 3 (the “Term”), which termination shall occur on the earliest of (i) the Closing Date (ii) the termination of the Stock Purchase Agreement in accordance with its terms, (iii) mutual agreement of the Parties, and (iv) termination pursuant to Section 3.2 and 3.3 below.

3.2. Termination for Breach. If a Party commits a material breach of this Agreement and does not cure such breach within thirty (30) days after receiving actual notice in writing from the non-breaching Party, then the non-breaching Party may, by delivering written notice to the breaching Party, terminate this Agreement, in whole or in part, as of the date such termination notice is received by the breaching party or such later date specified in the termination notice.

3.3. Termination upon Governmental Order. This Agreement shall terminate immediately upon the order of any federal, state, or local governmental authority (each a “Governmental Authority”) requiring its termination. Upon any such termination, the Parties agree to promptly enter into another agreement in compliance with such order that carries out the intent of the Parties hereunder to the fullest extent permitted under law.

4.	Books and Records; Confidentiality.

4.1. Books and Records. Service Provider shall keep accurate records and accounts of all Services provided pursuant to this Agreement. Such records and accounts shall be maintained in accordance with sound business practices, in a manner that clearly and accurately discloses the nature and details of the transactions and services and which, in accordance with generally accepted accounting principles, permits ascertainment of charges relating to the transaction and services, and shall be subject to such systems of internal control as may be required by applicable law and duly adopted policies. All records and accounts applicable to the provision of Services to BCCH shall be available for inspection by BCCH and its representatives, including BCCH’s independent public accounting firm, at any time upon request during commercially reasonable hours. All such records and accounts shall be the property of the Service Provider, subject to the right of inspection of BCCH pursuant to this Agreement; provided that on, or promptly following, the Closing date, Service Provide shall provide copies of all such records and accounts to BCCH. Service Provider shall maintain complete and accurate records relating to the Services and this Agreement for the Term and for a period of no less than 6 (six) months thereafter, or such longer period as may be required by applicable law or regulation.

4.2. Confidential Information. The Parties acknowledges that as part of providing the Services set forth below, that it may be furnished with, receive, or otherwise have access to information of or concerning the customers of the Bank (“Customer Data”) and regulatory filings (“SARs Filings”) that are prohibited from disclosure (collectively “Confidential Information”). Each Party agrees and acknowledge that it will have no proprietary interest in the Confidential Information of any other Party, and that it will not use Confidential Information for any purpose other than to perform its obligations under this Agreement and that it will not disclose any such Confidential Information to any third party, except to its affiliates and its and its affiliates’ officers, directors, employees, independent contractors, and affiliates who have a need to know such Confidential Information to perform their duties under this Agreement. Each Party will take all commercially reasonable steps to ensure that the Confidential Information is securely maintained. In the event any Party become legally compelled to disclose any Confidential Information, such compelled Party will, to the extent legally permissible, (i) provide the other applicable Party with prompt notice of the requirement and (ii) not divulge any information until such other Party has had the opportunity to seek a protective order or other appropriate remedy to limit the disclosure.

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5.	Audit Rights.

5.1. Right to Audit. During the Term and for a period of six (6) months thereafter, BCCH or its designated representative shall have the right, at its own expense and upon reasonable notice to Service Provider, to audit Service Provider’s books, records, and facilities relevant to the provision of Services under this Agreement (each, an “Audit”). Such Audits may be conducted to verify:

(a) Service Provider’s compliance with the terms and conditions set forth in this Agreement;

(b) The accuracy and appropriateness of all Service Fees and Approved Expenses charged to BCCH;

(c) Service Provider’s performance of the Services; and

(d) Service Provider’s compliance with applicable laws and regulations.

5.2. Cooperation. Service Provider shall cooperate fully with BCCH or its designated representatives in connection with any Audit and shall provide all information and access to personnel, facilities, and systems reasonably necessary to conduct the Audit.

5.3. Audit Findings. If any Audit reveals any material non-compliance with this Agreement or overcharges by Service Provider:

(a) Service Provider shall promptly remedy such non-compliance;

(b) Service Provider shall promptly refund any overcharges to BCCH; and

(c) If any such overcharges exceed five percent (5%) of the applicable charges for the period subject to the Audit, Service Provider shall bear the reasonable costs of such Audit but in no event to exceed $50,000.

6.	Relationship of the Parties.

6.1. Independent Contractor. The relationship of Service Provider to BCCH will be of an independent contractor. Neither Service Provider nor any of Service Provider’s personnel will have authority to execute contracts or make commitments on behalf of BCCH or its affiliates. Nothing contained in this Agreement will be deemed to create the relationship of employer and employee, principal and agent, joint venturer or partner between the Service Provider (or any of Service Provider’s personnel) and BCCH or any of its affiliates unless otherwise agreed in writing by the Parties.

6.2. Authorized Agents. Service Provider may perform its obligations under this Agreement through (i) its employees identified on Schedule B attached hereto and (ii) upon the prior written approval of BCCH, other agents or vendors (such persons identified in subclauses (i) and (ii) above, “Authorized Agents”). Service Provider will be responsible for the obligations of, and services and functions performed by, Service Provider’s Authorized Agents to the same extent as if Service Provider performed such obligations, services, and functions itself, and for purposes of this Agreement such work will be deemed work performed by Service Provider. Service Provider will include in its agreements with Authorized Agents, provisions substantially similar to those provisions in this Agreement that are necessary for Service Provider to fulfill its obligations in compliance with and under this Agreement.

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6.3. Co-Employer Relationship for Puerto Rico-based Employees. It is the understanding of the Parties that Service Provider is engaged under a shared services agreement with the Bank (the “Bank Services Agreement”) pursuant to which Service Provider assists the Bank in complying with all applicable requirements under Act 273 of 2012 (generally known as the International Financial Center Regulatory Act) (the “IFE Act”) and applicable regulations issued by OCFI, including, Section 13 of the IFE Act which requires the Bank to “employ on a full-time basis a minimum of eight (8) persons at its business office or offices in Puerto Rico”. As such, unless the Bank has been advised otherwise in writing, any person employed by the Service Provider who is a resident of Puerto Rico (the “PR-Based Employees”) shall also be considered and treated as a direct and full-time employee of both Service Provider and the Bank and their full-time responsibilities and functions shall be focused on the business of the Bank. The Service Provider may, at its election, subject in full to Section 6.2, engage Puerto Rico-based contractors to provide some or all of the Services called for under the Bank Services Agreement. The proportion of such contractors’ time devoted to providing Services under the Bank Services Agreement shall be used to calculate the employment requirements under Section 13 of the Act, such that two contractors devoting 20 hours a week of services (e.g, 50% of full-time employment) shall be considered the equivalent of one (1) full-time PR Based Employee. The Parties understand that it is administratively convenient and cost-effective that the PR-Based Employees be “co-employed” by the Bank and Service Provider and that Service Provider be the “employer of record” although they work and provide services to the Bank. Furthermore, the Parties understand that, subject in full to Section 6.2, Service Provider may perform any of its human resources obligations through selected partners such as professional employer organizations.

7.	Regulatory and Compliance Matters.

7.1. Regulatory Requirements. Service Provider acknowledges that the Bank is subject to regulation by various governmental and regulatory authorities, including but not limited to the OCFI and other regulatory authorities (collectively, “Regulatory Authorities”). Each of Service Provider and Bank agrees that it shall perform all its obligations and duties under this Agreement in a manner that complies with all laws, rules, regulations, and regulatory guidance applicable to the Bank and the Services provided hereunder.

7.2. Compliance Obligations. Service Provider agrees to comply with the Bank’s duly adopted policies and procedures, all applicable laws, regulations, and regulatory guidance relevant to the Services, including but not limited to:

(a) Anti-Money Laundering and Bank Secrecy Act regulations;

(b) Data protection and privacy laws;

(c) Consumer protection laws;

(d) Information security standards; and

(e) Any other regulatory requirements applicable to the Bank, or the Services.

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7.3. Notice of Regulatory Inquiry. Service Provider shall promptly notify BCCH of any regulatory inquiry, investigation, or examination related to the Service Provider or the Bank or that could materially affect Service Provider’s ability to perform its obligations under this Agreement

8.	General Provisions.

8.1. Intellectual Property. Each Party shall retain all right, title, and interest in and to its pre-existing intellectual property. Any intellectual property developed jointly by the Parties in the course of performing this Agreement shall be owned by BCCH, unless otherwise agreed to in writing.

8.2. Survival. The following Sections shall survive the termination of this Agreement: Section 2 (Fees; Expenses; Revenue and Cash Flow); Section 4 (Books and Records; Confidentiality); Section 5 (Audit Rights); Section 6 (Relationship of the Parties); Section 7 (Regulatory and Compliance Matters) and Section 8 (General Provisions).

8.3. Cooperation. The Parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of the Services. Such good faith cooperation will include providing electronic access to systems used in connection with the Services and using commercially reasonable efforts to obtain all consents, licenses, sublicenses, or approvals necessary to permit each Party to perform its obligations. The Parties will cooperate with each other in making such information available as needed in the event of any internal or external audits, including regulatory examinations, inquiries, or investigations by Governmental Authorities. If this Agreement is terminated in whole or in part pursuant to Section 3, the Parties will cooperate with each other in all reasonable respects in order to effect an efficient transition and to minimize the disruption to the business of both Parties, including the assignment or transfer of the rights and obligations under any contract and the consummation of the transactions contemplated under the Stock Purchase Agreement.

8.4. Further Assurances. Each Party shall take such actions, upon request of the other Party and in addition to the actions specified in this Agreement, as may be necessary or reasonably appropriate to implement or give effect to this Agreement.

8.5. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware. Each Party hereto (i) consents to personal jurisdiction before the courts of the State of Delaware, and (ii) agrees that the Delaware Court of Chancery, to the extent it has jurisdiction, shall be the exclusive forum in connection with any action arising out of or involving this Agreement. If the Court of Chancery lacks jurisdiction, the Parties agree that such action shall be brought in any other Court in the State of Delaware with jurisdiction (collectively, the “Permitted Courts”). The Permitted Courts shall have exclusive jurisdiction of any dispute, case, or controversy in anyway related to, arising under, or in connection with this Agreement, including extra-contractual claims, and shall be a proper forum in which to adjudicate such dispute, case, or controversy, and each Party irrevocably: (a) consents to the jurisdiction of the Permitted Courts in such actions; (b) agrees not to plead or claim that such litigation brought in the Permitted Courts has been brought in an inconvenient forum; and (c) waives the right to object, with respect to such suit, action, or proceeding, that such court does not have jurisdiction over such Party. Each Party hereby irrevocably consents to service of process in the manner provided for notices in Section 8.6. THE PARTIES HERETO IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

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8.6. Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as provided on the signature page hereto. Either Party may change its address or email address for notification purposes by giving the other Party at least seven (7) days’ notice of the new address or email address and the date upon which such change of address will become effective.

8.7. Entire Agreement. This Agreement contains the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and arrangements (oral and written) among the Parties with respect to the subject matter hereof.

8.8. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

8.9. Amendment. This Agreement (including the Schedules hereto) may only be amended, modified, or supplemented pursuant to an agreement in writing that has been executed and delivered by the Parties.

8.10. Waiver. No Party shall be deemed to have waived any of its rights under this Agreement unless such waiver is pursuant to a written document that has been executed and delivered by such Party, and such waiver shall be limited to the terms of such written document. No waiver of any provision of this Agreement by any Party shall be deemed a waiver of (i) such provision in the future, or (ii) any other matter by such Party.

8.11. Severability. The invalidity and unenforceability of any provision of this Agreement in any jurisdiction shall not affect the interpretation of (i) the other provisions of this Agreement in such jurisdiction, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted, and (ii) this Agreement in any other jurisdiction. Notwithstanding the foregoing, if any provision of this Agreement is determined to be unenforceable, this Agreement shall be interpreted in a manner consistent with the intent of such provision to the fullest extent permitted by applicable law.

8.12. Assignment. No assignment of this Agreement or any of the rights, duties, or obligations hereunder, shall be made in whole or in part by a Party hereto without the prior written consent of the other Parties hereto.

8.13. Interpretation. Except as otherwise provided in this Agreement, this Agreement will be subject to the following clauses of interpretation: (i) the gender (or lack of gender) of all words used includes the masculine, feminine, and neuter; (ii) the meanings of all words used shall be applicable equally to the singular or plural, as applicable; (iii) the words “include” and “including” shall be without limitation; (iv) the words “based on” shall mean based on, related to, or derived from, (v) references to Sections, Annexes and Schedules refer to the Sections, Annexes and Schedules of this Agreement; (vi) references to laws refer to such laws as they may be amended from time to time, and references to particular provisions of a laws include any corresponding provisions of any succeeding laws; (vii) references to any agreement refers to such agreement as it may be amended, modified, supplemented, or replaced (including by any consent or waiver) from time to time, (viii) all headings and captions contained in this Agreement are inserted for convenience of reference only and shall not be deemed to interpret or modify the provisions of this Agreement; and (ix) references to money refer to legal currency of the United States of America. Terms that are not otherwise defined in this Agreement will have the meaning ascribed to such terms in the Stock Purchase Agreement.

8.14. Controlling Document. In the event of any conflicts or any inconsistencies between the terms of this Agreement and the terms of any other agreement other than the Stock Purchase Agreement between any of the Parties and the Bank and any other party, including, but not limited to, the Bank Services Agreement, the terms of this Agreement shall control and prevail.

8.15. Counterparts. This Agreement may be executed in counterparts (including by electronic signature), each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

[signature page follows]

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IN WITNESS WHEREOF, each Party, intending to be legally bound, have caused this Agreement to be signed and delivered by its duly authorized representative.

SERVICE PROVIDER		BCCH

Mercantile Global Holdings, Inc.		Beneficient Capital Company Holdings, L.P.

Date:	December 4, 2024	Date:	December 4, 2024

By:	/s/ J. Robert Collins, Jr.	By:	/s/ David B. Rost
Name:	J. Robert Collins, Jr.	Name:	David B. Rost
Title:	Chief Executive Officer	Title:	General Counsel

Address for Notices	Address for Notices

Email 1: bo.collins@mercantile-bank.com

Email 2: bo.collins@gmail.com

Email 3: rene.carson@mercantile-bank.com

Email 4: rrenecarson@icloud.com

Mailing Address: 549 Sagrado Corazon,

Penthouse, San Juan, PR 00915 USA

Email 1: David.Rost@beneficient.com Email 2: legalnotices@beneficient.com Mailing Address: 325 North St Paul Street, Suite 4850 Dallas, Texas 75201

BANK		BENEFICIENT

Mercantile Bank International, Corp.		Beneficient, a Nevada Corporation

Date:	December 4, 2024	Date:	December 4, 2024

By:	/s/ J. Robert Collins, Jr.	By:	/s/ David B. Rost
Name:	J. Robert Collins, Jr.	Name:	David B. Rost
Title:	Chief Executive Officer	Title:	General Counsel

Address for Notices	Address for Notices

Email 1: bo.collins@mercantile-bank.com

Email 2: bo.collins@gmail.com

Email 3: rene.carson@mercantile-bank.com

Email 4: rrenecarson@icloud.com

Mailing Address: 549 Sagrado Corazon,

Penthouse, San Juan, PR 00915 USA

Email 1: David.Rost@beneficient.com Email 2: legalnotices@beneficient.com Mailing Address: 325 North St Paul Street, Suite 4850 Dallas, Texas 75201

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SCHEDULE A

Services

(Intentionally Omitted)

Schedule A

Transition Services Agreement

SCHEDULE B

Service Fees & Expenses

(Intentionally Omitted)

Schedule B

Transition Services Agreement